EXHIBIT 99.1
SYNERGETICS USA, INC.
3845 Corporate Centre Drive
O’Fallon, Missouri 63368
(636) 939-5100
http://www.synergeticsusa.com
Attn: Pamela G. Boone, Chief Financial Officer
Synergetics USA, Inc. Announces Record Revenue and Profit in Fiscal 2005
Revenue Grows 29 Percent, EPS of $0.42
O’FALLON, MO, October 26, 2005 — Synergetics USA, Inc. (NASDAQ: SURG) announced revenues and earnings for its fiscal year ended July 31, 2005.
Synergetics USA, Inc. (the “Company or Synergetics”) is pleased to report record sales for fiscal 2005 of $21,791,582, 29.0 percent greater than sales for fiscal 2004. On September 21, 2005, Synergetics, Inc. (“Synergetics Missouri”), a privately held Missouri corporation, merged with Valley Forge Scientific Corp. (“Valley Forge”). Subsequently, Valley Forge changed its name to Synergetics USA, Inc. The merger was accounted for as a reverse merger and as such the Company is reporting the financial results of Synergetics Missouri as the accounting acquirer in the merger. For the thirteenth year in a row, the Company has enjoyed sales growth over the previous year. Synergetics had operating income of $2,383,273 for fiscal 2005 as compared to operating income of $1,690,328 for fiscal 2004. Net income for fiscal 2005 was $1,457,712, or $0.43 and $0.42 per basic and diluted share, respectively, as compared to net income of $1,093,575, or $0.32 per basic and diluted share for fiscal 2004.
“Synergetics had a tremendous year in 2005. Major milestones included not just record revenues, but accelerating growth, accelerating profits and the completion of a strategic merger with Valley Forge. I am proud of our employees and management team and their ability to manage this kind growth along with the pressures of the merger,” said Gregg Scheller, chief executive officer and president of Synergetics. “We are pleased to report strong gross profit numbers and incremental growth in gross margin to 62 percent for the year. Our research and development expenditures increased 7.6 percent and were primarily directed towards efforts to support future growth in our Omni® and PHOTONTM product offerings. Synergetics now holds more than 16 patents with approximately 27 patents pending.”
Mr. Scheller further commented, “We look forward to enjoying the benefits of the merger of Synergetics and Valley Forge. We expect to continue our OEM relationships with Codman and Stryker, while continuing to build our neurosurgical franchise. We anticipate significant growth in our neurosurgical business on the strength of our momentum with the Omni® and Malis® AdvantageTM.”
Net Sales
     The following table presents net sales by medical field (dollars in thousands):

	Year Ended July 31,
	2005	2004	% Increase
Ophthalmic	$17,752	$14,061	26.2%
Neurosurgery	4,040	2,826	43.0%
	$21,792	$16,887	29.0%

     Ophthalmic sales growth was led by continued growth in sales of the PHOTONTM xenon light source product and related disposables. Neurosurgery sales growth was led by continued growth in sales of Omni® ultrasonic aspirators and related disposables. It is expected that PHOTONTM and Omni® sales will continue to have a positive impact on net sales in fiscal 2006. In addition, it is anticipated that the positive effects of the Malis Advantage® will be felt in fiscal 2006.
     The following table presents national and international net sales (dollars in thousands):

	Year Ended July 31,
	2005	2004	% Increase
United States	$16,384	$13,462	21.7%
International (including Canada)	5,408	3,425	57.9%
	$21,792	$16,887	29.0%
     Growth in the United States was led by growth in sales of the PHOTONTM xenon light source and Omni® ultrasonic aspirators and related disposables. International sales growth was led by sales of PHOTONTM and disposables.
Gross Profit
     Gross profit as a percentage of net sales was 62.0 percent in fiscal 2005 compared to 61.4 percent in 2004. The growth in gross profit as a percentage of net sales from 2004 to 2005 was attributable primarily to growth in sales of higher margin products and improved purchasing of raw materials used in manufacturing operations.
Operating Expenses
     Research and development (“R&D”) as a percentage of net sales was 3.9 percent and 4.7 percent for the fiscal years ended July 31, 2005 and 2004, respectively. R&D costs increased to $857,798 in 2005 from $796,916 in 2004, reflecting increased spending on active projects focused on areas of strategic significance. Our pipeline included over 50 active projects at July 31, 2005. The Company has strategically targeted R&D spending as a percentage of net sales to be consistent with what management believes to be an average range for the industry. The Company expects over the next few years to invest in R&D at a rate of approximately 4.0 percent to 6.0 percent of net sales.
     Selling, general and administrative expenses (“SG&A”) as a percentage of net sales was 47.1 percent for the fiscal year ended July 31, 2005, compared to 46.7 percent for the fiscal year ended July 31, 2004. Selling expenses, which consist of salaries and commissions, the largest component of SG&A, increased to $6.7 million, or 30.6 percent of sales, for the fiscal year ended July 31, 2005, compared to $5.8 million, or 34.4 percent of sales, for the fiscal year ended July 31, 2004. In addition, general and administrative headcount increased by 50 percent, and executive compensation increased by $344,000. Legal fees increased by $702,000 and other costs increased by approximately $450,000 in the fiscal year ended July 31, 2005, as compared to the fiscal year ended July 31, 2004. The Company expects to begin to realizing synergies from the Valley Forge/Synergetics Missouri transaction over the next eighteen months, which may initially be offset by ongoing expenses related to the integration of the two companies.

Other Expenses
     Other expenses for the 2005 fiscal year increased 5.3 percent to $185,561 from $176,153 for the fiscal year ended July 31, 2004. The increase was due primarily to increased interest expense.
Operating Income, Income Taxes and Net Income
     Operating income for the fiscal year ended July 31, 2005 increased 41.0 percent to $2.38 million from $1.69 million in the comparable 2004 period. The increase in operating income was primarily the result of a 0.6 percent increase in gross profit margin on 29.0 percent more sales partially offset by increases in R&D and SG&A expenditures.
     The Company’s effective tax rate was 33.7 percent for the fiscal year ended July 31, 2005 as compared to 27.8 percent for the fiscal year ended July 31, 2004. The increase was due primarily to higher state taxes for the fiscal year ended July 31, 2005 and a larger research and experimentation credit exclusion utilized during the fiscal year ended July 31, 2004.
     Net income increased to $1.46 million from $1.09 million for the fiscal year ended July 31, 2005, as compared to the same 2004 period. The growth in net income was due primarily to an increase of 0.6 percent in gross profit margin on 29.0 percent more sales, partially offset by increases in R&D and SG&A expenditures as described above. Basic and diluted earnings per share for the fiscal year ended July 31, 2005 increased to $0.43 and $0.42, respectively, as compared to $0.32 for the fiscal year ended July 31, 2004.
About Synergetics USA, Inc.
     Synergetics USA, Inc. resulted from the September 2005 combination of Valley Forge Scientific Corp. and Synergetics, Inc., bringing together their respective unique capabilities in bipolar electrosurgical generators and design, and manufacture of microsurgical hand instruments. The Company designs, manufactures and markets medical devices for use primarily in ophthalmic surgery and neurosurgery and for other healthcare applications. Its products are designed and manufactured to support micro or minimally invasive surgical procedures. In addition to its surgical devices and equipment, it designs and manufactures disposable and non-disposable supplies and accessories for use with such devices and equipment. It also manufactures and sells bipolar electrosurgical generators and other generators, based on its DualWaveTM technology, and complementary instrumentation and disposable products for use in neurosurgery, spine surgery, pain control and in dental applications. The Company sells its products primarily to hospitals, clinics and surgeons in approximately 70 countries.
Financial Highlights

	For the year Ended
	July 31, 2005	July 31, 2004

Net sales	$21,791,582	$16,887,378
Gross profit	13,502,698	10,373 258
Selling, general and administrative expenses	10,261,627	7,886,014
Research and development expenses	857,798	796,916
Operating income	2,383 273	1,690,328
Other income (expense)	(185,561)	(176,153)
Provision for income taxes	740,000	420,600
Net income	$1,457,712	$1,093,575

	For the year Ended
	July 31, 2005	July 31, 2004
Basic income per share	$0.43	$0.32
Diluted income per share	$0.42	$0.32
Common shares outstanding:
Basic	3,424,030	3,401,184
Diluted	3,443,000	3,413,866
Forward-Looking Statements
Some statements in this release may be “forward-looking statements” for the purposes of the Private Securities Litigation Reform Act of 1995. In some cases, forward-looking statements can be identified by words such as “believe,” “expect,” “anticipate,” “plan,” “potential,” “continue” or similar expressions. Such forward-looking statements are based upon current expectations and beliefs and are subject to a number of factors. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially from those indicated in the forward-looking statements, including but not limited to: the effects of local and national economic, credit and capital market conditions on the economy in general, and on the medical device industry in particular, and the effects of foreign exchange rates and interest rates; the ability to timely and cost-effectively integrate the operations and management of Valley Forge and Synergetics Missouri following their merger transaction; the ability to realize the synergies and other perceived advantages resulting from the merger; the ability to retain and attract key personnel; the ability of Synergetics to successfully execute its business strategy; the extent and timing of market acceptance of new products or product indications; the ability of Synergetics to procure, maintain, enforce and defend its patents and proprietary know how; changes in laws, including increased tax rates, regulations or accounting standards, third-party relations and approvals, and decisions of courts, regulators and governmental bodies; the ability of Synergetics to continue to increase customer loyalty; the ability to recoup costs of capital investments through higher revenues; environmental restrictions, soil and water conditions, weather and other hazards, site access matters and building permit issues; the effects of environmental and structural building conditions relating to Synergetics’ properties; acts of war or terrorism incidents; the effects of operating and market competition; and other important factors disclosed previously and from time to time in the Company’s filings with the SEC. The Company undertakes no obligation to update these forward-looking statements.
Company Contact:
   Pamela G. Boone, Executive Vice President & CFO
   Phone: (636) 939-5100